Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into this 12th day of May, 2005, by and between PIPASA, S.A., a corporation organized under the laws of Costa Rica (the “Company”), and SAMA INTERNACIONAL (G.S.) SOCIEDAD ANÓNIMA, a corporation organized under the laws of Costa Rica (the “Consultant”).

R E C I T A L S

A. The Company believes that the Consultant’s business advice will be extremely beneficial to the Company and wishes to obtain such advice and the benefit of the Consultant’s knowledge and experience.

B. The Company anticipates that the level of services provided by the Consultant to the Company may increase commencing on May 1, 2005 in light of, among other things, the Company’s exploration of certain potential acquisitions.

AGREEMENT

In consideration of the foregoing recitations, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

1. Engagement of Consultant. The Company hereby engages the Consultant and the Consultant hereby agrees to provide the analytical and consulting services set forth on Exhibit A hereto, as Exhibit A may be revised from time to time by the mutual consent of the Company and the Consultant. During the Consulting Term (as defined below), the Consultant agrees to devote such time as is reasonably necessary to the business and affairs of the Company to discharge the responsibilities assigned to the Consultant hereunder with the care an ordinarily prudent person in a like position would exercise under the circumstances and to use its best efforts to perform faithfully and efficiently such responsibilities. The Consultant shall report directly to the Company’s Executive Committee. The Consultant shall make itself available to meet with the Company’s Board of Directors upon the reasonable request of the members of the Company’s Board of Directors. Subject to the foregoing, the Consultant shall have the discretion with regards to the staffing of the services to be performed by the Consultant hereunder.

2. Standard for Performance of Duties. For the term of this Agreement and in the course of discharging its duties pursuant to this Agreement, the Consultant shall be deemed to be a fiduciary to the Company and, accordingly, owe the Company the following duties, among others, as such duties are interpreted under the laws of the State of Delaware: (a) the duty of loyalty; (b) the duty of care, including but not limited to, the duty to act in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances in a manner the Consultant reasonably believes to be in the best interests of the Company; (c) the duty of full and frank disclosure; and (d) and the duty to avoid self-dealing. The Consultant acknowledges and agrees that the Company will be relying upon the Consultant to discharge its duties and obligations in accordance with this Agreement.

3. Term of Agreement. The term of this Agreement shall commence as of October 1, 2004 (the “Commencement Date”) and shall continue for one year after the Commencement Date (the “Consulting Term”), subject to earlier termination as provided herein.

4. Nature of Consulting Relationship. It is agreed and understood by the parties to this Agreement that, for all purposes, during the Consulting Term, the Consultant shall serve solely as an independent contractor of the Company and shall not be an employee of the Company in any capacity. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Consultant and Company. As an independent contractor, the Consultant (a) shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved by him, but shall be solely responsible for the manner and hours in which he will perform his services under this Agreement, (b) shall not be entitled to any employee or fringe benefits available to employees of the Company, and (c) shall be solely responsible for the payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with the Consultant’s engagement.

5. Consulting Fee. In consideration for the Services to be provided by the Consultant pursuant to Section 1 hereof, the Company shall pay a monthly fee to the Consultant determined in accordance with the terms set forth on Exhibit B hereto (the “Monthly Fee”). Notwithstanding the foregoing, in no event shall the Monthly Fee exceed (i) $75,000 per month for the period commencing on the Commencement Date and ending on April 30, 2005 and (ii) $125,000 per month for the period commencing on May 1, 2005 and ending on September 30, 2005.

6. Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated by the Company, without penalty, at any time by ten (10) days written notice to the Consultant.

7. Confidentiality. The Company agrees to promptly provide and fully disclose to Consultant any and all information regarding the Company which Company reasonably deems pertinent to its engagement hereunder. The Consultant hereby covenants and agrees with the Company to carefully guard and keep confidential (i) any and all reports, materials and information, whether written, oral or in electronic form, furnished by the Consultant to the Company under this Agreement and (ii) all information concerning the financial, business, business prospects and any other affairs of the Company or its affiliated companies of which Consultant shall at any time become possessed. The Consultant will not during or after the term of this Agreement disclose any such information to any person, firm or corporation, or use such information for any purpose other than for the benefit of the Company and with its full knowledge and consent. Consultant acknowledges that the Company has advised it that the Company does not desire to acquire from Consultant any secret or confidential know-how or information which Consultant may have acquired from others. Accordingly, Consultant represents and warrants that it is free to divulge to the Company, without any obligation to, or violation of any right of, others, any and all information, practices or techniques which Consultant will describe, demonstrate, divulge or in any other manner make known to the Company during the performance of its services hereunder. All records, notes, papers, sketches, drawings, reports, customer lists, summaries or abstracts, or any other documentation, regardless of the medium employed, regarding or relating to the Company’s businesses, any contemplated future business prospect of the Company or its services and/or trade secrets which may be in Consultant’s possession or to which it may have had access shall be and remain the exclusive property of the Company.

8. No Authority to Bind Company. The Consultant does not and shall not have any authority to enter into any contract or agreement for, on behalf of or in the name of the Company, or to legally bind the Company to any commitment or obligation.

9. Compliance with Laws. The Consultant shall perform all of its obligations and duties hereunder strictly in accordance with all applicable laws, rules and regulations.

10. Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Costa Rica, without regard to the principles of conflicts of laws.

11. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

PIPASA, S.A.

By:
Name:
Title:

CONSULTANT:

SAMA INTERNACIONAL (G.S.) SOCIEDAD ANÓNIMA

By:
Name:
Title:

EXHIBIT A

SERVICES TO BE PROVIDED BY THE CONSULTANT

1. Financial analysis of Costa Rican private debt markets and presentation of weekly reports to the Chief Financial Officer regarding the condition of such markets;

2. Financial analysis of Costa Rican-based and foreign-based investment instruments and presentation of weekly reports to the Chief Financial Officer regarding the availability, benefits and drawbacks of such instruments to evaluate potential short-term investments for the Company’s cash and cash equivalents;

3. Financial analysis of the corn and soybean meal markets and presentation of weekly reports to the Company’s Raw Materials Commission and the Chief Financial Officer regarding the condition of such markets;

4. Upon request of any officer on the Company’s Executive Committee, financial analysis of special purpose projects proposed by the executive officers of the Company, including but not limited to, the addition of new facilities and product line expansion;

5. Analysis and presentation of weekly reports to the Company’s Chief Financial Officer regarding equipment leasing;

6. Analysis and presentation of weekly reports to the Company’s Executive Committee regarding the Company’s internal controls;

7. Upon request of the Company’s Marketing and Sales Director or the Company’s Production Director, analysis and presentation of reports to the Company’s Executive Committee regarding new product development;

8. Upon request of the Company’s Marketing and Sales Director or the Company’s Production Director, analysis and presentation of reports to the Company’s Executive Committee regarding the Company’s marketing and sale strategies;

9. Analysis and presentation of weekly reports to the Company’s Chief Financial Officer and General Counsel regarding the potential sale of non-productive assets; and

10. Upon request of the Company’s Chief Executive Officer, design of strategic goals for the Company for recommendation to the Company’s Board of Directors.

EXHIBIT B

PAYMENT TERMS - COMPONENTS OF MONTHLY FEE

Subject to the limitations set forth in Section 5, the actual amount of the Monthly Fee in any particular month shall be the sum of the following charges incurred in any such month:

(i) Hourly Charges: The Company shall pay the Consultant for the actual amount of time it spends during such month performing services pursuant to the terms of this Agreement at hourly rates ranging from $200 for services performed by junior-level employees of the Consultant, $425 for services performed by intermediate-level employees of the Consultant and $500 for services performed by senior level employees of the Consultant.

(ii) Expense Charges: The Company shall reimburse the Consultant for expenses actually incurred by the Consultant during such month in connection with the Consultant’s performance of services pursuant to this Agreement. Such expenses may include long distance telephone calls, reasonable and necessary travel expenses incurred by the Consultant in connection with its performance of services pursuant to this Agreement, couriers and other costs that the Consultant may be required to advance on the Company’s behalf.